Exhibit 10.35

FISERV, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN

1.    PURPOSE OF THE PLAN.
The purpose of this Plan is to establish a deferred compensation program for certain key management and highly-compensated associates of Fiserv, Inc., a Wisconsin corporation (the “Company”) and any of its U.S. subsidiaries, permitting such associates to defer the receipt of compensation from the Company or such U.S. subsidiary.
2.    DEFINITIONS.
As used in this Plan, the following capitalized terms shall have the indicated meaning.
“Annual Enrollment Form” means, with respect to each Participant and any calendar year, the form specified by the Plan Administrator, as completed and delivered to the Company by each Participant pursuant to such specific deadlines as may exist from time to time pursuant to the Plan.
“Beneficiary” has the meaning set forth in Section 8 hereof.
“Board” means the Board of Directors of the Company.
“Bonus Compensation” means any cash compensation earned by a Participant pursuant to a written incentive plan of the Company with respect to any calendar year.
“Bonus Deferral Election” means an election to defer all or a portion of a Participant’s Bonus Compensation as set forth in the Participant’s Annual Enrollment Form.
“Business Day” means any day on which both (i) the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) is open for trading and (ii) each of the Company, the Trustee, each Investment and any record keeper retained by the Plan Administrator is open for business.
“Change of Control” means, with respect to a Participant, the occurrence of one or more of the following events with respect to the Company or the subsidiary that employs (or employed) such Participant (either, the “Employer”):
(a)    Any person or more than one person acting as a group (as determined in accordance with Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of securities of the Employer representing thirty percent (30%) or more of the combined voting power of the Employer’s then outstanding Voting Securities;
(b)    Any person or more than one person acting as a group (as determined in accordance with Section 409A) acquires ownership of securities of the Employer that, together with securities held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the securities of the Employer;

(c)    The date a majority of the members of the Board of Directors of the Employer becomes replaced, during any twelve (12) month period, by directors whose appointment or election to such board was not endorsed by a majority of the members of such board before the date of such appointment or election; or
(d)    the Employer transfers substantially all of its assets to another person, or more than one person acting as a group, in accordance with Section 409A.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision thereto.
“Company” means Fiserv, Inc., a corporation organized under the laws of the State of Wisconsin, or any successor corporation.
“Deferral Account” means, with respect to each Participant, the book-keeping record maintained by the Company for each Participant in accordance with the terms of this Plan.
“Eligible Employee” means an employee of the Company or a U.S. subsidiary who is (a) employed in the U.S. and (b) whose annual base salary is equal to or greater than the compensation limit in effect under Code Section 401(a)(17) for the year. The determination of annual base salary, and thus which associates are considered Eligible Employees for the following year, shall be made at the time the Plan Administrator distributes the Annual Enrollment Form.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Fair Market Value” means, with respect to any Investment, the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security, the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available. With respect to any Investment which reports “net asset values” or similar measures of the value of an ownership interest in the Investment, Fair Market Value shall mean such closing net asset value on the date of reference, or if no net asset value was reported on such date, then the net asset value on the nearest preceding day on which such net asset value was reported. For any Investment not described in the preceding sentences, Fair Market Value shall mean the value of the Investment as determined by the Plan Administrator in its reasonable judgment on a consistent basis, based upon such available and relevant information as the Plan Administrator determines to be appropriate.
“Installment Distribution Option” means the distribution option for a Participant’s Retirement Account as described in Section 7(b)(i) hereof.
“Investment” means the deemed investment options as may be designated from time to time by the Company in its sole and absolute discretion.
“Lump Sum Distribution Option” means the distribution option for a Participant’s Retirement Account as described in Section 7(b)(ii) hereof.

“Participant” means an Eligible Employee who has made a deferral election under the Plan. Where the context so requires, the term “Participant” shall include a person who has a Deferral Account under the Plan, including a Beneficiary who obtains benefits under this Plan in accordance with its terms.
“Permitted Retirement Date” means the date on which a Participant both has (i) completed at least ten (10) years of full-time employment with the Company or any subsidiary, and (ii) is at least 55 years old.
“Plan” means this Fiserv, Inc. Nonqualified Deferred Compensation Plan, as it may be amended from time to time.
“Plan Administrator” means the Compensation Committee of the Board.
“Retirement Account” means, with respect to each Participant, that portion of a Participant’s Deferral Account which is determined in accordance with Section 6(d) hereof.
“Salary Compensation” means any base salary payable by, plus any commission compensation (payable in cash) earned from, the Company or subsidiary in any calendar year, without reduction for the amount of any contributions made by the Company or subsidiary on behalf of Participant under any salary reduction or similar arrangement to a qualified deferred compensation, pension or cafeteria plan, contributions toward a simplified employee pension plan described in Section 408(k) of the Code, and/or contributions of elective contributions pursuant to an arrangement qualified under Section 401(k) of the Code; provided, however, that in no event shall “Salary Compensation” include any severance payments or other compensation which is paid to Participant as a result of the Participant’s termination of employment with the Company or subsidiary. Notwithstanding anything herein to the contrary, in no event shall Salary Compensation include Bonus Compensation. For purposes hereof, commissions are considered earned in the calendar year in which the customer remits payment to the Company or subsidiary.
“Salary Deferral Election” means an election to defer a portion of a Participant’s Salary Compensation pursuant to the Plan and as set forth in the Participant’s Annual Enrollment Form.
“Section 409A” means Section 409A of the Code and any guidance promulgated thereunder.
“Section 409A Affiliate” means each entity that is required to be aggregated with the Company pursuant to Code Section 414(b) or (c); provided, however, that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
“Separation from Service” means a Participant’s Termination of Employment, or if the Participant continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service from the Company and its Section 409A Affiliates within the meaning of Section 409A. Specifically, if the Participant continues to provide services to the Company or a Section 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

“Specified Date Account” means, with respect to each Participant, that portion of the Participant’s Deferral Account which is determined in accordance with Section 6(d) hereof.
“Specified Employee” means all Participants under the Plan, but only if, on the date of such Participant’s Separation from Service, the Company or any other entity that is considered a “service recipient” with respect to the Participant within the meaning of Code Section 409A has stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise.
“Sub Account” means, with respect to any Participant, the Participant’s Retirement Account or any Specified Date Account.
“Termination Date” means, with respect to each Participant, the date of the Participant’s termination of employment. Termination of employment shall be presumed to occur when the Company and a Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its Section 409A Affiliates or that the level of bona fide services a Participant will perform as an employee of the Company and its Section 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Section 409A Affiliates over the immediately preceding 36- month period (or such lesser period of services). Whether a Participant has experienced a termination of employment shall be determined by the Company in good faith and consistent with Section 409A. Notwithstanding the foregoing, if a Participant takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Participant will not be deemed to have experienced a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended by the Company for up to twenty-nine (29) months without causing a termination of employment.
“Trust” means the trust created pursuant to the Trust Agreement.
“Trust Agreement” means the Trust Agreement entered into by and between the Company and the Trustee, as may be amended from time to time.
“Trustee” means the trustee of the Trust. The Trustee shall at all times be a bank with trust powers. The initial and any successor Trustee shall be as selected by the Company.
“Unforeseeable Emergency” means in accordance with Section 409A, (1) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; (2) loss of the Participant’s property due to casualty; or (3) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator.

“Voting Securities” means any security which ordinarily possesses the power to vote in the election of the Board of Directors of the Employer without the happening of any precondition or contingency.
3.    ADMINISTRATION.
The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any agreements relating thereto; and to otherwise supervise the administration of the Plan. All decisions made by the Plan Administrator pursuant to the provisions of the Plan shall be made in the Plan Administrator’s sole discretion and shall be final and binding on all persons, including Participants. The Plan Administrator may delegate some or all of its duties hereunder to such other persons or entities as it shall designate, and in such event, references herein to the Plan Administrator shall include such person or entity to the extent of such delegation.
Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:
(a)    To require any person to furnish such reasonable information as may be requested for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;
(b)    To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;
(c)    To determine the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan, and to provide a full and fair review to any Participant whose claim for benefits has been denied in whole or in part;
(d)    To employ at the expense of the Company other persons (who may or may not be employed by the Company) to assist the Plan Administrator in carrying out its duties under the terms of the Plan;
(e)    To keep records of all acts and determinations, and to keep all such records, books of account, data and other documents as may be necessary for the proper administration of the Plan;
(f)    To prepare and distribute to all Participants and Beneficiaries information concerning the Plan and their rights under the Plan;
(g)    To exercise any powers reserved to the Company under the Trust executed in connection with this Plan, including but not limited to the power to provide investment guidelines to the trustee under the Trust; and
(h)    To do all things necessary to operate and administer the Plan in accordance with its provisions.

4.    DEFERRED COMPENSATION.
(a)    Salary Deferrals. An Eligible Employee may elect to defer the receipt of up to one hundred percent (100%) of his or her Salary Compensation as designated by him/her pursuant to a Salary Deferral Election set forth on the Annual Enrollment Form.
(b)    Bonus Deferrals. An Eligible Employee may elect to defer the receipt of up to one hundred percent (100%) of his or her Bonus Compensation as designated by him/her pursuant to a Bonus Deferral Election set forth on the Annual Enrollment Form.
(c)    Annual Enrollment.
(i)    In order for a Salary Deferral Election to be effective, an Annual Enrollment Form containing a Salary Deferral Election must be completed, signed, and delivered to the Company prior to the first day of the calendar year for which the election is to be effective. Such election shall be irrevocable as of December 31 and shall be effective on the immediately following January 1. Such election shall apply to all Salary Compensation paid (or with respect to commissions, earned) in the calendar year for which the election is effective. Notwithstanding the foregoing, a Participant’s Salary Deferral Election made for the 2011 calendar year shall be irrevocable as of December 31, 2010 but shall apply only to salary paid on or after February 1, 2011. A Participant’s Salary Deferral Election shall not carry over from year to year; each Eligible Employee that desires to make Salary Deferrals for a future calendar year must complete a Salary Deferral Election form for such year.
(ii)    In order for a Bonus Deferral Election to be effective, an Annual Enrollment Form containing a Bonus Deferral Election must be completed, signed, and delivered to the Company prior to the first day of the calendar year in which the Participant provides the services to which such Bonus Compensation relates as determined in accordance with Section 409A or such later time as permitted under Section 409A with respect to any “performance-based compensation” as defined therein. Such election shall be irrevocable as of the last day on which an election may be made. A Participant’s Bonus Deferral Election shall not carry over from year to year; each Eligible Employee that desires to make Bonus Deferrals for a future calendar year must complete a Bonus Deferral Election form for such year.
5.    DEFERRAL ACCOUNTS.
(a)    Any compensation deferred pursuant to Section 5 of this Plan shall be credited to the Deferral Account maintained in the name of the Participant. Deferral Accounts shall be bookkeeping accounts maintained on the Company’s or subsidiary’s records, as applicable. A Deferral Account shall be credited (i) with respect to deferrals of Salary Compensation, on the same day of each month on which cash compensation would otherwise have been paid to a Participant, with a dollar amount equal to the total amount by which the Participant’s cash compensation for such month was reduced in accordance with the Participant’s Salary Deferral Election, and (ii) with respect to deferrals of Bonus Compensation, on the date such bonus compensation would otherwise have been paid to the Participant in accordance with the Company’s normal practices.

(b)    The credit balance of the Deferral Account for each Participant shall be deemed to have been invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with the following:
(i)    Upon commencement of participation in the Plan, each Participant shall make a designation of the Investments which the Participant desires to have deemed to be purchased with the amounts credited to the Participant’s Deferral Account in accordance with Section 5(a) hereof. All such deemed purchases of Investments with respect to such amounts shall be deemed to have occurred on the day on which the deferrals are credited to the Participant’s Deferral Account, unless such day is not a Business Day, in which event the deemed purchase shall be deemed to have occurred on the first Business Day following such day.
(ii)    Each Participant shall have the right, by giving notice to the Plan Administrator to (A) change the existing Investments in which the Participant’s Deferral Account is deemed to be invested by deeming a portion of the existing Investments in the Participant’s Account to have been sold and the new Investments purchased; and (B) change the Investments which are deemed to be purchased with future credits to the Participant’s Deferral Account pursuant to Sections 5(b)(i). Such changes shall be made in such specific manner as shall be specified from time to time by the Plan Administrator. Any such change shall be effective as of the day given so long as such day is a Business Day and the notice of such change is given by 4:00 P.M. Eastern Standard Time on such day. Otherwise, such change shall be effective on the Business Day immediately following the date of such notice.
(iii)    In the case of any deemed purchase, the Deferral Account shall be debited with a dollar amount equal to the quantity and kind of the Investment deemed to have been purchased multiplied by the Fair Market Value of such Investment on the date of reference and shall be credited with the quantity and kind of Investment so deemed to have been purchased. In the case of any deemed sale of an Investment, the Deferral Account shall be debited with the quantity and kind of Investment deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of Investment deemed to have been sold multiplied by the Fair Market Value of such Investment on the data of reference.
(iv)    In no event shall the Company or any subsidiary be under any obligation, as a result of any designation of Investments made by Participants, to acquire assets (or to cause the Trust to acquire assets) which correspond with any such Investments.
(c)    The Company shall, within the 45-day period following the close of each quarter during each calendar year (March 31, June 30, September 30 and December 31), furnish each Participant with a statement of the balance of the Participant’s Deferral Account and all Sub Accounts, showing all debits and credits thereto in accordance with the terms of this Plan.
(d)    A Participant’s Deferral Account shall be divided into separate Retirement and Specified Date Accounts which shall be Sub Accounts determined in accordance with this Section 5(d) as follows:
(i)    A Participant’s Retirement Account shall initially be credited with the portion of the Salary Compensation and the Bonus Compensation credited to a Participant’s Deferral Account pursuant to Section 5(a) hereof which is specified by the

Participant on his Annual Enrollment Form for such calendar year to be credited to the Participant’s Retirement Account. A Participant shall have only 1 Retirement Account.
(ii)    A Participant’s Specified Date Account for any specified year shall initially be credited with the portion of the Salary Compensation and the Bonus Compensation credited to a Participant’s Specified Date Account pursuant to Section 5(a) hereof which is specified by the Participant to be credited to the Participant’s Specified Date Account for such specified year on his Annual Enrollment Form for such calendar year. The Specified Date Accounts must provide for payment to be deferred to a calendar year that is at least two full calendar years following the date of the Participant’s election. If a Participant designates a Specified Date Account pursuant to any Annual Enrollment Form which is not permitted by the immediately preceding sentence, such designation of Specified Date Account shall be deemed null and void and all amounts otherwise designated by the Participant to be credited to such Specified Date Account shall instead be credited to the Participant’s Retirement Account.
(iii)    A Participant may make separate deemed Investment designations with respect to each Sub Account of the Participant’s Deferral Account by specifying, in writing and on such forms as the Plan Administrator shall designate for such purpose, the percentage of the credit balance of each such Sub Account that is to be deemed to be invested in a particular Investment.
(e)    A Participant’s Deferral Account (and Sub Accounts thereof) shall be debited in an amount equal to the amount of cash distributed to the Participant or the Participant’s Beneficiary pursuant to Section 7 hereof.
(f)    In determining the amounts of all debits and credits to Deferral Accounts and Sub Accounts, the Plan Administrator shall exercise its reasonable best judgment, and all such determinations (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. If an error is discovered in the Deferral Account or any Sub Account of a Participant, the Plan Administrator, in its sole and absolute discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
6.    THE TRUST.
(a)    The Company may enter into a Trust Agreement creating the Trust for the purposes specified therein and herein. Any such Trust is intended to be a “grantor trust” with the result that the corpus and income of the trust be treated as assets and income of the Company for federal income tax purposes pursuant to Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code. All amounts contributed to the Trust shall remain the assets of the Company or subsidiary, as the case may be, subject to the terms and conditions of the Trust Agreement.
(b)    The Company or the subsidiary, as applicable, may contribute to the Trust such funds from time to time as it determines to satisfy the Company’s or subsidiary’s obligation, in whole or part, to pay amounts due hereunder; provided that no such contributions shall be made if such contributions would cause tax to become payable under Section 409A(b).

(c)    The Company or the subsidiary, as the case may be, shall remain primarily liable to make payments to Participants and their Beneficiaries pursuant to this Plan and the Company’s or subsidiary’s contribution of amounts to the Trust shall not satisfy the Company’s or subsidiary’s obligation to make payments to Participants and/or Beneficiaries pursuant to this Plan. Distributions from the Trust to Participants or Beneficiaries will, however, be applied in satisfaction of such obligation of the Company or subsidiary to make payments pursuant to Section 7 hereof.
7.    DISTRIBUTIONS.
(a)    Specified Date Accounts.
(i)    Specified Date. Except as otherwise provided in this Section 7(a), a Participant shall be paid an amount equal to the credit balance of the Participant’s Specified Date Account by January 31st of the year specified for such Specified Date Account.
(ii)    Separation from Service. If a Participant’s Separation from Service occurs prior to payment of a Specified Date Account pursuant to Section 7(a)(i), the Participant shall be paid an amount equal to the credit balance of such Specified Date Account within thirty-one (31) days of the Participant’s Separation from Service; provided that if the Participant is a Specified Employee on the date of Separation from Service, the payment shall be made within thirty-one (31) days following the first day of the seventh (7th) month after the month in which occurs the Participant’s Separation from Service (or within thirty-one (31) days following the Participant’s death if the Participant dies during such six-month period).
(iii)    Change of Control. If there is a Change of Control applicable to a Participant prior to the payment of a Specified Date Account pursuant to Section 7(a)(i) or 7(a)(ii) hereof, a Participant shall be paid an amount equal to the credit balance of such Specified Date Account within thirty-one (31) days following such Change of Control.
(b)    Retirement Account.
(i)    Separation from Service After Permitted Retirement Date or Due to Death. Except as otherwise provided in this Section 7(b), if a Participant’s Separation from Service occurs after the Participant’s Permitted Retirement Date, or prior to the Participant’s Permitted Retirement Date due to the Participant’s death, then the Participant (or Beneficiary in the event of the Participant’s death) shall be paid an amount equal to the credit balance of the Participant’s Retirement Account pursuant to the distribution option set forth below that was specifically selected by the Participant pursuant to the Participant’s initial Annual Enrollment Form:
(A)    Installment Distribution Option. If the Participant selects the “Installment Distribution Option,” the Participant (or Beneficiary in the event of the Participant’s death) shall receive annual payments commencing on any day which is no more than thirty-one (31) days following the Participant’s Separation from Service and continuing annually thereafter (beginning with the calendar year following the calendar year in which the first payment is made) on or before January 31st of each year for two (2) to fifteen (15) years (as selected by the Participant in the Participant’s initial

Annual Enrollment Form); provided that if the Participant is a Specified Employee on the date of Separation from Service, any payment(s) that would have otherwise been made during the first six months following the Participant’s Separation from Service shall be made within thirty-one (31) days following the first day of the seventh (7th) month after the month in which occurs the Participant’s Separation from Service (or within thirty-one (31) days following the Participant’s death if the Participant dies during such six-month period). The amount of each annual payment shall be determined by dividing (I) the balance in the Participant’s Retirement Account, by (II) the number of payments that remain to be made to the Participant based upon the payout period selected. For example, if a Participant has selected a 10-year payout period and the first annual payment is to be made on January 31, 2015, the amount of the payment to be made on that date would be the quotient obtained by dividing (w) the balance of the Deferral Account immediately prior to such payment date, by (x) 10; the amount of the payment for January 31, 2016, would be the quotient obtained by dividing (y) the balance of the Retirement Account immediately prior to such payment date in December, Year 1, by (z) 9; and so forth.
(B)    Lump Sum Distribution Option. If the Participant selects the “Lump Sum Distribution Option”, the Participant (or Beneficiary in the event of the Participant’s death) shall be paid within thirty-one (31) days after the Participant’s Separation from Service an amount equal to the credit balance of the Participant’s Retirement Account; provided that if the Participant is a Specified Employee on the date of Separation from Service, the payment shall be made within thirty-one (31) days following the first day of the seventh (7th) month after the month in which occurs the Participant’s Separation from Service (or within thirty-one (31) days following the Participant’s death if the Participant dies during such six-month period).
(C)    Change in Distribution Options. A Participant shall be entitled to change payout options of the Participant’s Retirement Account between those in Sections 7(b)(ii)(A) or (B) above by written notice to the Company. Such notice must be delivered no less than twelve (12) months prior to the Termination Date and must provide that payments commence at least five (5) years after the date payments otherwise would have commenced. Any notice of change that does not comply with these terms shall be of no force and effect.
(ii)    Separation from Service Prior to Permitted Retirement Date Other than Due to Death. Except as otherwise provided in this Section 7(b), if a Participant’s Separation from Service occurs prior the Participant’s Permitted Retirement Date for any reason other than the Participant’s death, then the Participant shall be paid, within thirty-one (31) days after the Participant’s Separation from Service, an amount equal to the credit balance of the Participant’s Retirement Account; provided that if the Participant is a Specified Employee on the date of Separation from Service, then the payment shall be made within thirty-one (31) days following the first day of the seventh (7th) month after the month in which occurs the Participant’s Separation from Service (or within thirty-one (31) days following the Participant’s death if the Participant dies during such six-month period).

(iii)    Change of Control. If there is a Change of Control prior to payment with respect to a Participant’s Retirement Account pursuant to Section 7(b)(i) or 7(b)(ii) hereof, the Participant shall be paid an amount equal to the credit balance of the Participant’s Retirement Account within thirty-one (31) days following such Change of Control.
(c)    Unforeseeable Emergency Distributions. If a Participant experiences an Unforeseeable Emergency, upon application by the Participant, payments of the then credit balance in the Participant’s Deferral Account may be made to the Participant in an amount which the Plan Administrator determines to be reasonably necessary to meet the financial hardship associated with such Unforeseeable Emergency. The Plan Administrator shall have exclusive authority to determine the circumstances which will constitute an Unforeseeable Emergency. Notwithstanding the foregoing in no event shall any distributions be made pursuant to this Section 7(c) to the extent that the Plan Administrator determines that the financial hardship related to the Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) cessation of deferrals under the Plan. The provisions of this Section 7(c) are intended to comply with the requirements of Section 409A and Treasury Regulation 1.409A-3(i)(3) and shall be interpreted and applied in a manner consistent therewith. All distributions pursuant to this Section 7(c) shall be debited from each of the Participant’s Sub Accounts in proportion to the respective credit balance of each Sub Account.
(d)    Income Taxes Due Under Section 409A. If a Participant is required to include in gross income for federal income tax purposes any amounts deferred under the Plan prior to actual distribution of such amounts as a result of the Plan’s failure to comply with Section 409A with respect to such Participant, then the Company may authorize a payment from the Participant’s Deferral Account equal to the amount required to be included in income for federal income tax purposes as a result of such failure.
(e)    Withholding and Other Taxes. Any payments pursuant to this Section 7 shall be subject to withholding of federal, state and local income taxes and any other applicable withholding or employment taxes. If prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to a Participant’s Sub Account(s), then the Company may authorize a payment from the applicable Sub Account(s) equal to the amount needed to pay Participant’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes).
8.    BENEFICIARIES.
Each Participant shall have the right to designate a beneficiary (a “Beneficiary”) who is to succeed to the Participant’s right to receive payments hereunder in the event of the Participant’s death. If either (a) a Participant dies without designating a Beneficiary, (ii) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated by the Participant, or (iii) the Beneficiary designated by a Participant cannot be located by the Plan Administrator within 1 year from the date benefits are to be paid to such person; then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the estate of the Participant. No designation of Beneficiary shall be valid unless it is in writing, signed by the Participant, dated, and delivered to the Company prior to the date of the Participant’s death. Beneficiaries may be changed by a Participant without the consent of any prior Beneficiaries.
9.    RIGHTS UNSECURED; UNFUNDED PLAN; ERISA.
This Plan and the Company’s or subsidiary’s obligations arising hereunder to pay benefits to a Participant or his beneficiary constitutes a mere promise by the Company or subsidiary, as applicable, to make payments in the future in accordance with the terms of this Plan and all Participants and their respective beneficiaries have the status of a general unsecured creditor of the Company or subsidiary, as applicable. The Company and each subsidiary shall be liable to make the payments of the deferred compensation (as adjusted for earnings or losses thereon) that would otherwise have been paid by it absent a deferral election, and the Company shall not be liable for any payments owed by any subsidiary and each subsidiary shall not be liable for any payments owed by the Company or any other subsidiary. Neither a Participant nor his beneficiary shall have any rights in or against any specific assets of the Company or any subsidiary, including, without limitation, the assets of the Trust or any assets of the Company or subsidiary which correspond with the Investments in which Participants can deem their Deferral Accounts to be invested.
It is the intention of the Company that this Plan and the Company’s or any subsidiary’s obligations hereunder be unfunded for income tax purposes and for purposes of Title I of ERISA.
The Company shall treat this Plan as an unfunded plan maintained for a select group of management associates exempt from Parts 2, 3 and 4 of Title I of ERISA. The Company shall comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation §2520.104-23.
10.    NAMED FIDUCIARY AND CLAIMS PROCEDURES.
(a)    The Plan Administrator is hereby designated as the named fiduciary under the Plan and shall have the authority to control and manage the operation and administration of this Plan, and shall be responsible for establishing and carrying out the terms of this Plan.
(i)    If a Participant or Beneficiary believes he or she is entitled to a bigger payment than he or she received, or believes he or she is entitled to a payment that was not made, then within ninety (90) days of the date such individual received or should have received the payment, the individual must file a written claim for benefits with the Plan Administrator.
(ii)    If for any reason a claim for benefits under this Plan is denied by the Plan Administrator, the Plan Administrator shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Section(s) of this Plan and any other applicable document on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

(A)    The claimant’s claim shall be deemed filed when presented in writing to the Plan Administrator.
(B)    The Plan Administrator’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.
(iii)    The claimant shall have 60 days following his receipt of the denial of the claim to file with the Plan Administrator a written request for review of the denial; provided, however, that to avoid penalties under Section 409A, the claimant’s request for review must be filed no later than 180 days after the latest day the payment that is in dispute should have been paid. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.
(iv)    The Plan Administrator shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.
11.    NONASSIGNABILITY.
The rights of a Participant or his Beneficiaries to payments pursuant to this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his Beneficiaries.
12.    AMENDMENT OF THE PLAN.
The Plan Administrator may amend this Plan at any time, without the consent of the Participants or their Beneficiaries, provided, however, that no amendment shall divest any Participant or Beneficiary of the credit balance of his Deferral Account except to the extent expressly provided otherwise in this Plan.
Subject to the above provisions, the Plan Administrator shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
13.    TERMINATION OF THIS PLAN.
The Plan Administrator may terminate this Plan at any time. Upon termination of this Plan, distribution of the credit balance of each Participant’s Deferral Account shall be made in the manner and at the time heretofore prescribed, it being the intent that no such termination shall accelerate the payment of any amounts already credited to a Participant’s Deferral Account.
14.    EXPENSES.
Costs of administration of this Plan will be paid by the Company.

15.    NO SPECIAL EMPLOYMENT RIGHTS.
Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of his employment by the Company or any subsidiary or interfere in any way with the right of the Company or a subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence from time to time.
16.    NOTICES.
(a)    In Writing; Address. All notices, demands, consents and other communications provided for in this Plan shall be in writing, shall be given by a method prescribed in Section 16(b) hereof, and shall be given to the party to whom it is addressed at the address set forth below or at such other address as such party hereto may hereafter specify by at least fifteen (15) days prior written notice:

If to the Company:	Fiserv, Inc.
Vice President, Compensation & Benefits
255 Fiserv Drive
Brookfield, WI 53045

If to a Participant:	To the address designated by Participant to the
Company as most recently on file in the Company’s
personnel records.

(b)    Method. Any notice, report or other communication shall be delivered by hand or nationally recognized overnight courier which maintains evidence of receipt, or mailed by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office. Any notices, demands, consents or other communication shall be deemed given when received at the address for which such party has given notice in accordance with the provisions hereof. Refusal to accept delivery at the address specified for the giving of such notice in accordance herewith shall constitute delivery.
17.    MISCELLANEOUS.
(a)    Headings. The headings of the sections of this Plan are inserted solely for convenience and are not to be given controlling effect, or used as an aid in the construction of any provision hereof.
(b)    Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
(c)    Section 409A Compliance. The provisions of this Plan, including all definitions, shall be interpreted in a manner consistent with Section 409A.

Adopted by the Company as of the 16th day of November, 2010.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
	Name:	Jeffery W. Yabuki
	Title:	President & Chief Executive Officer